Exhibit 99.1

Montana Technologies Corp. Expands Management Team with Key Appointments

Diverse Team of Financial and Legal Executives Brings Expertise Across Energy Industry

Ronan, MT, May 7, 2024 -- Montana Technologies Corp. (NASDAQ: AIRJ) (“Montana”), the developer of AirJoule®, a transformational atmospheric thermal energy and water harvesting technology, announced today that it has appointed the following financial and legal executives to its management team:

●	Stephen Pang, Chief Financial Officer;

●	Chad MacDonald, Chief Legal Officer; and

●	Tom Divine, Vice President, Investor Relations and Finance

In conjunction with these new appointments, Jeff Gutke, who since 2021 served as the Chief Financial Officer of Montana’s predecessor company, Montana Technologies LLC, is transitioning into the new role of Chief Administrative Officer at Montana. The management team will also include Pat Eilers, the Chairman of Montana’s Board of Directors, who has been named Montana’s Executive Chairman.

Matt Jore, Chief Executive Officer and Director of Montana, said, “I am thrilled to welcome Stephen, Chad, and Tom to the Montana team. Collectively, they bring a wealth of knowledge and public company experience, serving as critical additions as we continue to scale our operations and progress in responding to the increasing global demand for water and air conditioning. I would also like to thank Jeff for his immense dedication and hard work over the last three years, and I am delighted that he can now amplify his focus on the most critical administrative functions required of our newly public company.”

Pat Eilers, Executive Chairman, said, “Adding a strong management team to our outstanding technology team is key to accomplishing the ambitious and important work that lies ahead for Montana. We look forward to capitalizing on each member’s expertise and skillset, and we are confident that they will play a significant role as we continue to advance AirJoule® toward wider commercial adoption.”

Montana also announced today that members of its management team will ring the Nasdaq Opening Bell on Wednesday, May 22nd. A live stream of the Nasdaq Opening Bell will be available at: https://www.nasdaq.com/marketsite/bell-ringing-ceremony.

Additional Information About Newly Appointed Executives

Stephen Pang previously served as Managing Director and Portfolio Manager at TortoiseEcofin Investments (“TortoiseEcofin”) and was responsible for TortoiseEcofin’s public and private direct investments across its energy transition and infrastructure strategies. At TortoiseEcofin, he served as Chief Financial Officer for Tortoise Acquisition Corp., which merged with Hyliion Inc. (NYSE: HYLN) in October 2020. After the business combination, he continued to serve as a director and was a member of its Audit Committee until February 2024. Mr. Pang also served as Chief Financial Officer and a Director of Tortoise Acquisition Corp. II until the completion of its business combination in August 2021 with Volta Industries, Inc. (“Volta”). Volta was subsequently acquired by Shell USA in March 2023. Prior to joining Montana, he also served as President and Chief Financial Officer of TortoiseEcofin Acquisition Corp. III (NYSE: TRTL), which announced a business combination with One Energy Enterprises Inc. in August 2023. Before joining Tortoise Capital Advisors in 2014, Mr. Pang was a director in Credit Suisse’s Equity Capital Markets Group. Prior to joining Credit Suisse in 2012, he spent eight years in Citigroup Global Market’s Investment Banking Division, where he focused on equity underwriting and corporate finance in the energy sector. Mr. Pang earned a Bachelor of Science in Business Administration from the University of Richmond and is a CFA charterholder.

Chad MacDonald most recently served as Senior Vice President & Deputy General Counsel at Permian Resources (NYSE: PR), an independent upstream oil and gas company. Prior to joining Permian Resources in 2022, he served as Vice President and Associate General Counsel at Centennial Resource Development (“Centennial”), a predecessor oil and gas company to Permian Resources. Prior to joining Centennial in 2018, he was an Associate at Latham & Watkins, where he focused on advising public and private clients on mergers and acquisitions, private equity transactions, and capital markets transactions. Mr. MacDonald also previously served as an Associate at Paul Hastings LLP. He earned a Bachelor of Music degree from the University of Denver and a Juris Doctor degree from Vanderbilt University Law School.

Jeff Gutke previously served as Chief Financial Officer at Montana Technologies LLC since 2021. In 2021, Mr. Gutke founded Doxey Capital LLC, a private investment and advisory services firm. Prior to founding Doxey Capital LLC, Mr. Gutke served as Managing Director of Talara Capital Management and was a member of the firm’s investment committee from February 2017 to January 2021. Prior to joining Talara Capital Management, Mr. Gutke served as a Director of Denham Capital Management and a Manager at both J.M. Huber Corporation and Aquila Energy Capital Corporation. Earlier in his career, Mr. Gutke served as an Investment Banking Associate at Jefferies and an Engineer at ExxonMobil. Mr. Gutke has over twenty-five years of financial, operational, and technical experience in the private equity, structured finance, and investment banking industries, with a specific focus on energy. Mr. Gutke earned a Bachelor of Science in Mechanical Engineering from Brigham Young University and a Master of Business Administration from Tulane University.

Tom Divine previously served as Vice President of Investor Relations and FP&A at Argo Blockchain plc (NASDAQ: ARBK), a cryptocurrency mining company. Prior to joining Argo Blockchain in 2021, he spent four years in corporate finance at Hilcorp Energy, an upstream oil and gas company, and its affiliate Harvest Midstream. Prior to Hilcorp, Mr. Divine worked in financial restructuring at Opportune LLP, where he advised distressed oil and gas companies and their creditors in restructuring situations. Mr. Divine started his career as a legislative aide to a US congressman in Washington, DC. He earned a Bachelor of Arts in History and Plan II Honors from the University of Texas at Austin and a Master of Business Administration from Rice University.

About Montana Technologies Corp.

Montana Technologies Corporation is a publicly traded company that holds the intellectual properties that make up the AirJoule® system, an atmospheric thermal energy and water harvesting technology that provides efficient and sustainable air conditioning and pure water from air. For more information, visit www.mt.energy.

Contacts

Investor Relations:	Media:
Tom Divine: investors@mt.energy	Kekst CNC: MTMediaInquiries@kekstcnc.com